Exhibit 99.2

[LOGO] Imagistics

               BOARD OF DIRECTORS OF IMAGISTICS INTERNATIONAL INC.
                      APPROVES ADDITIONAL STOCK REPURCHASE

                Stock Buy-Back Program Increases to $108 Million

TRUMBULL, CONN. - May 11, 2004 -- Imagistics International Inc. (NYSE: IGI), an international company offering document imaging solutions through its direct sales and service organization, today announced that its Board of Directors has authorized an increase in its stock repurchase program to $108 million from $78 million. Since the stock buy-back program was initiated in March of 2002 through the end of the first quarter of 2004, stock repurchases totaled 3.4 million shares for a total value of $71 million.

"We have been repurchasing our stock steadily since we initiated the stock buy-back program. At the current valuation, we believe that continuing stock repurchases are an excellent use of cash and demonstrate our commitment to enhance long-term shareholder value," said Marc C. Breslawsky, Chairman and Chief Executive Officer of Imagistics International.

The Board of Directors' decision to increase the buy-back program authorization was based on continued confidence in the company's business and the current price of the stock. Stock repurchases will continue to be made periodically in the open market based on market conditions.

                       About Imagistics International Inc.

Imagistics International Inc. (NYSE:IGI) is a large direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States, Canada and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition under our new name and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2003 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                          For more information contact:

                          Timothy J. Klahs

Vice President, Corporate Communications
& Investor Relations
(203) 365-2361

                          timothy.klahs@imagistics.com


                                       7